Exhibit 99.1

                    Praxair Names Wood to Board of Directors

    DANBURY, Conn.--(BUSINESS WIRE)--July 30, 2004--Robert L. Wood, chairman, president and chief executive officer of Crompton Corporation, has been elected to the board of directors of Praxair, Inc. (NYSE: PX), effective September 1, 2004. Crompton Corporation is a global producer and marketer of specialty chemicals, polymer products, and processing equipment.
    "We are delighted to have Bob on Praxair's board and expect that his extensive knowledge of the chemicals industry and his global business experience will be a great asset as Praxair continues to grow its business across a broad range of industries in selected regions around the world," said Dennis Reilley, chairman, president and chief executive officer of Praxair.
    The election of Wood increases the number of Praxair directors to 10, nine of whom are outside directors.
    Wood, 50, became president and chief executive officer of Crompton in January 2004 and was appointed to the additional post of chairman in April.
    Prior to joining Crompton, Wood spent more than 27 years at Dow Chemical Company where his career spanned multiple functions and units, serving most recently as business group president for Thermosets and Dow Automotive from November 2000. In this position, he was responsible for a portfolio of global businesses with revenues totaling $5.5 billion that included polyurethanes, epoxies, automotive and polyurethane systems. As a member of the corporate operating board, Wood was directly involved in overall strategy, planning and policy setting for Dow Chemical.
    Wood earned a B.A. degree from the University of Michigan. He served as chairman of the American Plastics Council and is a board member of the American Chemistry Council. He is also a member of the national board and past chairman of Big Brothers/Big Sisters of America and serves on the board of Jarden Corporation.
    Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2003 sales of $5.6 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information is available on the Internet at www.praxair.com.

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    CONTACT: Praxair, Inc.
             Media:
             Nigel Muir, 203-837-2240
             nigel_muir@praxair.com
             or
             Investors:
             Elizabeth Hirsch, 203-837-2354
             liz_hirsch@praxair.com